THE MAGIC IS REVEALED! MERCEDES-BENZ’ SL ROADSTER
OFFERING MAGIC SKY CONTROL WITH RESEARCH FRONTIERS’
SPD-SMART TECHNOLOGY DEBUTS AT THE DETROIT AUTO SHOW

The new Mercedes-Benz SL is the second serial production car to offer Research Frontiers’ patented SPD-SmartGlass technology.

Detroit – January 9, 2012. Today Daimler AG revealed their new Mercedes-Benz SL luxury roadster at its world debut at the Detroit Auto Show. The new SL offers the MAGIC SKY CONTROL panoramic glass roof as an option. The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers Inc. (Nasdaq: REFR) to give drivers and passengers the ability to change the tint of their car’s roof from dark to clear instantly with the press of a button. Mercedes has announced that the new SL will be available in U.S. showrooms this spring.

The Mercedes-Benz SL roadster is the second large-scale series production vehicle to offer MAGIC SKY CONTROL using SPD-Smart technology. In January 2011, Daimler introduced the new Mercedes-Benz SLK as the first car to offer this innovative feature.

Dr. Dieter Zetsche, Chairman of the Board of Management of Daimler AG and Head of Mercedes-Benz Cars, drove onto the stage of today’s press conference in a new SL Roadster equipped with the MAGIC SKY CONTROL panoramic roof. Mercedes also had an interactive exhibit prominently displaying on stage three MAGIC SKY CONTROL panorama roofs which allowed visitors to press a button and operate and experience directly this remarkably advanced glass. Behind the three roofs were multimedia presentations outlining the history of the SL Roadster and other relevant topics. The presentations are dramatically revealed when attendees at the show press a button and activate the MAGIC SKY CONTROL glass.

In their press release at Detroit, Daimler describes the MAGIC SKY CONTROL feature and its comfort-enhancing and heat-rejecting characteristics: “The sixth generation of the SL also offers a retractable hard top that can be operated using a space-saving electrohydraulic mechanism, converting the SL from coupe to roadster and back again in a matter of seconds. In contrast to its predecessor, the new SL offers two versions of the retractable hard top – glass or the unique panoramic roof with MAGIC SKY CONTROL. The transparent roof switches between light and dark at the push of a button. In the light setting, it is virtually transparent, offering an open-air experience even in cold weather. In its dark state the roof provides welcome shade and prevents the interior from heating up in bright sunlight. The frame of both versions is made from magnesium, reducing weight by around 13 pounds compared with the outgoing model, lowering the vehicle’s center of gravity and delivering greater agility. The engineers have refined the operating mechanism for the roof and trunk lid. It now takes less than 20 seconds to open or close the roof completely.”

More details about the new Mercedes-Benz SL and the MAGIC SKY CONTROL feature with SPD-Smart technology are available from Daimler's press kit. Photos and videos of the new Mercedes-Benz SL are also available from Daimler’s website and from Research Frontiers’ website at SmartGlass.com.

Mercedes-Benz put the MAGIC SKY CONTROL SPD-SmartGlass roof through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC). The MAGIC SKY CONTROL feature using SPD-Smart light-control technology allows drivers many benefits including the ability to create the open-air feeling of a roadster even when the weather does not permit one to open the roof. It also blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

Research Frontiers holds approximately 500 patents and patent applications worldwide on its SPD-Smart light-control technology, and licenses it to 39 companies, including most of the world’s leading automotive glass manufacturers.

Joseph M. Harary, President and CEO of Research Frontiers, noted from the floor of the Detroit Auto Show: “It was quite exciting to participate in today’s launch of the new Mercedes-Benz SL, especially seeing firsthand here at Detroit the increased prominence that Daimler has given to their MAGIC SKY CONTROL panoramic roof using our SPD-SmartGlass technology. Daimler has vigorously tested and validated our SPD-Smart light-control technology, and from a marketing standpoint, they have also been an excellent launch customer. We are very pleased that they have chosen to extend the use of our SPD-SmartGlass technology to another vehicle in their product line, and look forward to further product introductions.”

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having spent over $80 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. “MAGIC SKY CONTROL” and “Mercedes-Benz” are trademarks of Daimler AG.

For further information about SPD-Smart light-control technology or to schedule a visit to the Research Frontiers Design Center, please contact:

Joseph M. Harary, President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com